Exhibit 2.1

WAIVER

This WAIVER (this “Waiver”) is entered into as of February 4, 2011, by and among AGL Resources Inc., a Georgia corporation (“Parent”), Apollo Acquisition Corp., an Illinois corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Nicor Inc., an Illinois corporation (the “Company”).  Unless otherwise specified herein, capitalized terms used in this Waiver shall have the meanings ascribed to them in the Merger Agreement (as defined herein).

RECITALS

WHEREAS, the parties hereto, together with Ottawa Acquisition LLC, an Illinois limited liability company, are parties to that certain Agreement and Plan of Merger, dated as of December 6, 2010 (as amended, supplemented, or otherwise modified from time to time, the “Merger Agreement”); and

WHEREAS, the parties hereto desire to temporarily waive compliance with the timing requirements of, and extend the time for performance of the parties' obligations under, clause (vi) of Section 5.6(a) of the Merger Agreement, on the terms and conditions contained herein pursuant to and in accordance with Section 7.4 of the Merger Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, mutual agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Waiver.  The parties' compliance with clause (vi) of Section 5.6(a) of the Merger Agreement is hereby waived until, and the time for performance of the parties' obligations under such clause (vi) is extended until, August 1, 2011, or such earlier date as is mutually agreed by the parties.

SECTION 2. Conditions to Effectiveness.  This Waiver shall be effective upon the execution and delivery of this Waiver by Parent, Merger Sub and the Company.

SECTION 3. Reference to and Effect Upon the Merger Agreement.  Except for the waiver explicitly granted hereunder, the Merger Agreement shall remain in full force and effect as written.

SECTION 4. GOVERNING LAW.  THIS WAIVER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO LAWS THAT MAY BE APPLICABLE UNDER CONFLICTS OF LAWS PRINCIPLES (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

SECTION 5. Headings.  Section headings in this Waiver are included herein for convenience of reference only and shall not constitute part of this Waiver for any other purposes.

SECTION 6. Counterparts.  This Waiver may be executed in any number of counterparts, each of which when so executed shall be deemed an original, but all such counterparts shall constitute one and the same instrument.

 (Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Waiver as of the date first written above.

AGL Resources Inc.

By: /s/ Paul R. Shlanta
Name: Paul R. Shlanta
Title: Executive Vice President

Apollo Acquisition Corp.

By: /s/ Paul R. Shlanta
Name: Paul R. Shlanta
Title: Senior Vice President

Nicor Inc.

By: /s/ Richard L. Hawley
Name: Richard L. Hawley
Title: EVP - CFO